Exhibit 2(k)(viii)

                               AMENDMENT NO. 1 TO
                          SUB-ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 1 TO SUB-ADMINISTRATION AGREEMENT (this "AMENDMENT"), effective as of June 11, 2007 (the "AMENDMENT EFFECTIVE Date"), by and among Banc of America Investment Advisors, Inc., a Delaware corporation (the "ADMINISTRATOR"), BACAP Alternative Multi-Strategy Fund, LLC a Delaware limited liability company (the "FUND"), SEI Global Services, Inc., a Delaware corporation, and SEI Investments Global Funds Services, a Delaware business trust.

WHEREAS:

     1. The Administrator (as assignee of BACAP Distributors, LLC) the Fund and SEI Investments Global Funds Services entered into an Sub-Administration Agreement, dated as of April 1, 2003 (the "AGREEMENT"), pursuant to which, among other things, the Sub-Administrator agreed to provide certain administration and accounting services on behalf of the Fund; and

     2. The parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. ARTICLE 6. Article 6 of the Agreement is hereby deleted in its entirety and replaced as follows:

                           ARTICLE 6. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective as of April 1, 2003 ("Effective Date") and shall remain in effect until March 31, 2008 ("Initial Term") and thereafter continue in force for successive one-year terms (each, a "Renewal Term") unless terminated in accordance with the provisions of this
                  Article 6. This Agreement may be terminated only: (a) by the Fund or the Administrator at the end of the Initial Term or any Renewal Term on at least 90 days' prior written notice to the Sub-Administrator prior to the end of the then current term; (b) by the Sub-Administrator at the end of the Initial Term or any Renewal Term on at least 180 days' prior written notice to the Fund and the Administrator prior to the end of the then current term; (c) by the Fund, the Administrator or the Sub-Administrator on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the another party, provided that, if the material breach can be cured, the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; (d) effective upon liquidation of the Fund; (e) in the event of a reorganization of the Fund into another entity in which the Fund is not the surviving entity, by the Fund or the Administrator upon 90 days' written notice to the Sub-Administrator; and (f) in the event of the termination of the Administration Agreement, by the Fund or the Administrator upon written notice to the Sub-Administrator. For purposes of this paragraph, the term, "liquidation" shall mean a transaction in which the assets of the Fund are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the Interestholders in complete liquidation of the interests of such Interestholders in the Fund.

2. SCHEDULE C (FEES AND EXPENSES). Schedule C (Fees and Expenses) of the Agreement is hereby amended to delete the last paragraph of such Schedule. Accordingly, from and after the

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         Amendment Effective Date, the heading "Term" and the  text  set   forth
         thereunder shall be deleted from the Agreement and the term shall be as set forth in Article 6.

3. ASSIGNMENT TO SEI GLOBAL SERVICES, INC. Effective as of the Amendment Effective Date, SEI Investments Global Funds Services hereby assigns the Agreement and all of its rights, duties, responsibilities and obligations thereunder to SEI Global Services, Inc., and SEI Global
         Services, Inc. agrees to assume the Agreement and all such rights, duties responsibilities and obligations. The Fund and the Administrator each consent to such assignment of the Agreement to SEI Global Services, Inc. From and after the Amendment Effective Date, the term "Sub-Administrator," as used in the Agreement, shall refer to SEI Global Services, Inc.

4. ARTICLE 12. Article 12 of the Agreement is hereby deleted in its entirety and replaced as follows:

                           ARTICLE 12. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the Party against which enforcement of such change or waiver is sought. The Sub-Administrator agrees that the fees stated herein are equal to or better than the prices being offered to all other registered "hedge fund of funds" customers of the Sub-Administrator or SEI Investments Global Funds Services of equal or smaller size and complexity and whose business relationship with the Sub-Administrator or SEI Investments Global Funds Services is substantially similar to the Administrator's and Fund's (a "Like Customer"). If at any time during the Initial Term or any Renewal Term of this Agreement, the Sub-Administrator grants a Like Customer more favorable prices than set forth in this Agreement, the Sub-Administrator shall promptly notify the Administrator and the Administrator shall, as of the effective date of such favorable prices, receive the more favorable price, in the Administrator's sole discretion.

5. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

6.       COUNTERPARTS.   This   Amendment   may  be  executed  in  two  or  more
         counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

7. BINDING EFFECT. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator, the Fund, SEI Global Services, Inc. and SEI Investments Global Funds Services and each of their respective permitted successors and assigns.

                            [SIGNATURE PAGE FOLLOWS]

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IN WITNESS  WHEREOF this  Amendment has been entered into as of the day and year first above written.



BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC

By:    /s/ David Hohmann
     -------------------
Name:  David Hohmann
Title: Senior Vice President

BANC OF AMERICA INVESTMENT ADVISORS, INC.

By:    /s/ Daniel McNamara
     ---------------------
Name:  Daniel McNamara
Title: President


SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:    /s/ Stephen G. Meyer
     ----------------------
Name:  Stephen G. Meyer
Title: President



SEI GLOBAL SERVICES, INC.

By:    /s/ Stephen G. Meyer
     ----------------------
Name:  Stephen G. Meyer
Title: Vice President


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